UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MAGMA DESIGN AUTOMATION, INC.
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MAGMA DESIGN AUTOMATION, INC.

1650 Technology Drive

San Jose, California 95110

SUPPLEMENT TO PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD FEBRUARY 16, 2012

This is a supplement to the proxy statement dated January 10, 2012 (the “proxy statement”) of Magma Design Automation, Inc. (“Magma,” “we,” or “our”) that was mailed to you in connection with the solicitation of proxies for use at the special meeting of stockholders to be held at 10:00 a.m., Pacific Time, on Thursday, February 16, 2012 at our offices at 1650 Technology Drive, San Jose, California 95110. The purpose of the special meeting is to (1) consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated November 30, 2011, by and among Synopsys, Inc. (“Synopsys”), Lotus Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of Synopsys, and Magma, as such agreement may be amended from time to time (the “merger agreement”); (2) to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and (3) to approve, on an advisory (non-binding) basis, the “golden parachute” compensation that may be paid or become payable to Magma’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable. Our board of directors previously established January 6, 2012 as the record date for the determination of stockholders entitled to vote at the special meeting.

If you have not already submitted a proxy for use at the special meeting, you are urged to do so promptly. No action in connection with this supplement to the proxy statement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy. Information about voting or revoking a proxy appears on pages 3 and 18 of the proxy statement.

Litigation Relating to the Merger

As more fully described in the proxy statement, between December 5, 2011 and December 19, 2011, Magma, the members of our board of directors, Synopsys and, in certain instances, Merger Sub were named as defendants in three purported stockholder class action lawsuits that were filed in the Superior Court of the State of California, County of Santa Clara, which we refer to as the California actions, and one additional lawsuit filed in the Court of Chancery of the State of Delaware, which we refer to as the Delaware action. The suits allege, among other things, that our directors breached their fiduciary duties to our stockholders in negotiating and entering into the merger agreement and by agreeing to sell Magma at an unfair price, pursuant to an unfair process and pursuant to unreasonable terms, and that Magma, Synopsys and Merger Sub aided and abetted the alleged breaches of fiduciary duties. On January 20, 2012, the plaintiffs in the Delaware action requested a temporary stay of the Delaware action, which the court granted, and began coordinating with the plaintiffs in the California actions.

On February 10, 2012, counsel for the parties entered into a memorandum of understanding in which they agreed on the terms of a proposed settlement of the California actions and the Delaware action, which would include the dismissal with prejudice of all claims against all of the defendants. The proposed settlement is conditional upon, among other things, the execution of an appropriate stipulation of settlement and final approval of the proposed settlement by the court presiding over the California actions. In addition, in connection with the settlement and as provided in the memorandum of understanding, the parties contemplate that plaintiffs’ counsel will seek an award of attorneys’ fees and expenses as part of the settlement. There can be no assurance that the parties ultimately will enter into a stipulation of settlement or that the court will approve the settlement even if the parties enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated. The proposed settlement will not affect the amount of the merger consideration that our stockholders are entitled to receive in the merger.

The defendants deny all liability with respect to the facts and claims alleged in the lawsuits and specifically deny that any supplemental disclosure was or is required under any applicable rule, statute, regulation or law.

However, to minimize the expense of defending the lawsuits, to avoid the risk of delaying or adversely affecting the merger and the related transactions, and to provide additional information to our stockholders at a time and in a manner that would not cause any delay of the special meeting or the merger, we have determined to provide the supplemental disclosures below, as contemplated by the memorandum of understanding and proposed settlement.

Additional Disclosures

As contemplated by the proposed settlement, we are providing certain additional disclosures that are supplemental to those contained in the proxy statement previously mailed to you. This supplemental information should be read in conjunction with the proxy statement, which we urge you to read in its entirety. As noted above, none of the defendants has admitted wrongdoing of any kind, including but not limited to inadequacies in any disclosure, the materiality of any disclosure that the plaintiffs contend should have been made, any breach of any fiduciary duty, or aiding or abetting any of the foregoing.

The following additional disclosures (changes marked with new text underlined and deleted text marked with strikethrough) amend and supplement the information provided in the proxy statement:

SUMMARY TERM SHEET — Interests of Executive Officers and Directors in the Merger (page 45) (page 4 of the proxy statement)

The second (2nd) paragraph under the heading “Interests of Executive Officers and Directors in the Merger (Page 45)” is revised as follows:

In addition to the foregoing, prior to the closing, some or all of our named executive officers may engage in discussions or enter into agreements, arrangements or understandings with Synopsys or any of its affiliates regarding his or her continued employment with the surviving corporation, or the right to purchase or participate in the equity of Synopsys. As of the date of this supplement ~~proxy statement~~, neither Magma nor Synopsys has entered into any employment agreements with Magma’s named executive officers in connection with the merger, and Magma has not amended any existing employment agreements with the named executive officers in connection with the merger.

PROPOSAL NO. 1 — ADOPTION OF THE MERGER AGREEMENT — Background of the Merger (page 26 of the proxy statement)

The tenth (10th) and eleventh (11th) paragraphs under the heading “Background of the Merger” are revised as follows:

Beginning in July 2011, we had discussions initiated by a private equity firm about a potential business combination involving the private equity firm; a potential third party, which was a publicly traded company in our industry, which we refer to as Party B; and our company. The potential business combination involved the private equity firm acting as a financial sponsor in a transaction that would be structured as an acquisition of Party B by our company.

On July 8, 2011, Mr. Madhavan, Mr. Wagenhoffer and representatives of Qatalyst Partners met with the private equity firm to discuss the potential business combination involving the private equity firm, Party B, and our company. Specific pricing terms were not discussed at this meeting or thereafter. On August 5, 2011, the private equity firm proposed the potential transaction to Party B. At such time, representatives of Party B determined that Party B was not interested in a potential business combination with our company.

The twenty-seventh (27th) paragraph under the heading “Background of the Merger” is revised as follows:

On October 13, 2011, Mr. Madhavan called the chief executive officer of Party A, who confirmed that Party A was not interested in pursuing an acquisition of our company. The chief executive officer of Party A did not provide any additional substantive information concerning Party A’s decision not to pursue an acquisition of our company. This was the last discussion held between Party A and Mr. Madhavan regarding an acquisition of our company by Party A.

The thirty-fifth (35th) paragraph under the heading “Background of the Merger” is revised as follows:

On November 1, 2011, representatives of Qatalyst Partners contacted a representative of Party A to see if Party A would be interested in discussing an acquisition of our company at a price of $7.30 per share plus the proceeds from the proposed disposition to Party D or another third party of a non-core business unit. On November 2, 2011, a representative of Party A contacted Qatalyst Partners to notify Qatalyst Partners that Party A was not interested in pursuing an acquisition of our company at that price. The representative of Party A did not provide any additional substantive information concerning Party A’s decision not to pursue an acquisition of our company.

The following text is inserted as a new paragraph immediately following the forty-fourth (44th) paragraph under the heading “Background of the Merger”:

The discussions with Party D regarding the potential disposition of a non-core business unit ultimately did not proceed beyond preliminary discussions regarding terms, and in January 2012 those discussions terminated.

PROPOSAL NO. 1 — ADOPTION OF THE MERGER AGREEMENT — Recommendation of Our Board of Directors as to the Merger; Reasons for the Merger (page 34 of the proxy statement)

The second (2nd) paragraph under the heading “Recommendation of Our Board of Directors as to the Merger; Reasons for the Merger” is revised as follows:

In addition, our board of directors considered a number of other factors supporting the fairness of the merger, including the following:

•

the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date for the determination of stockholders entitled to vote on the adoption of the merger agreement;

•

subject to certain conditions, the terms of the merger agreement allow our board of directors to consider unsolicited alternative transaction proposals; in addition, none of Party A, Party B, Party C or Party D (discussed above under “Proposal No. 1 — Adoption of the Merger Agreement — Background of the Merger”) are precluded by the terms of any standstill provision of any agreement between our company and such party, from making an offer for our company to our board of directors or directly to our stockholders;

•	subject to certain conditions, the terms of the merger agreement allow our board of directors to change its recommendation that stockholders vote in favor of adoption of the merger agreement;

•	the likelihood that the merger would be completed based on, among other things (not necessarily in order of relative importance):

•	Synopsys’ ability to complete acquisition transactions and its familiarity with us;

•	that there is no financing or due diligence condition to the completion of the merger and the merger agreement;

•

our ability, pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement by Synopsys and Merger Sub and to enforce specifically the terms of the merger agreement, subject to certain limitations; and

•	the limited number of conditions to the merger;

•

that Synopsys would not deem Magma to have breached the no-solicitation provisions of the merger agreement for purposes of triggering the termination fee payable to Synopsys unless a “material” breach had occurred;

•	the belief that the termination fee provisions under the merger agreement would not unreasonably deter another potential bidder from considering a transaction with us at a higher price;

•

the fact that upon termination of the merger agreement in certain circumstances related to a failure to obtain regulatory approval as specified in the merger agreement, Synopsys will be required to pay us a termination fee of $30 million; and

•	that our stockholders who do not vote in favor of adoption of the merger agreement may exercise appraisal rights under Section 262 of the DGCL.

PROPOSAL NO. 1 — ADOPTION OF THE MERGER AGREEMENT — Projected Financial Information (page 37 of the proxy statement)

The first table appearing under the heading “Projected Financial Information” is revised as follows:

	Projected Fiscal Year
	Q4 2012	2013	2014	2015	2016	2017
	($ in millions)
Revenue	$45	$191	$229	$269	$310	$341

EBITDA(1)	12	48	61	71	82	90

Operating Income~~(1)~~ (2)	11	44	56	66	76	84

Capital Expenditures	1	5	6	6	6	6

Depreciation and Amortization	1	4	4	5	6	6

Investment in Working Capital	2	2	7	4	4	2

(1)

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA, as used in the Magma projections, is a financial measure that is not presented in accordance with accounting principles generally accepted in the United States, referred to as GAAP, and, as used here, also excludes stock-based compensation, amortization of intangibles and certain non-recurring charges. A reconciliation of EBITDA to net income, the most directly comparable GAAP financial measure, cannot be provided without unreasonable effort due to the inherent difficulty of forecasting the timing or amount of the items that have been excluded from the non-GAAP financial measure. The impact of these excluded items will cause the projected non-GAAP financial measure to differ significantly from the most directly comparable GAAP financial measure.

(2)

Operating income, as used in the Magma projections, is a financial measure that is not presented in accordance with ~~accounting principles generally accepted in the United States, referred to as~~ GAAP, and excludes stock-based compensation, amortization of intangibles and certain non-recurring charges. A reconciliation of operating income to net income, the most directly comparable GAAP financial measure, cannot be provided without unreasonable effort due to the inherent difficulty of forecasting the timing or amount of the items that have been excluded from the non-GAAP financial measure. The impact of these excluded items will cause the projected non-GAAP financial measure to differ significantly from the most directly comparable GAAP financial measure.

PROPOSAL NO. 1 — ADOPTION OF THE MERGER AGREEMENT — Opinion of our Financial Advisor, Qatalyst Partners LP — Illustrative Discounted Cash Flow Analysis (page 41 of the proxy statement)

The first (1st) paragraph under the heading “Illustrative Discounted Cash Flow Analysis” is revised as follows:

Qatalyst Partners conducted an illustrative discounted cash flow (“DCF”) analysis to calculate an illustrative range of implied per share values for Magma’s common stock as of January 31, 2012 by:

•	adding:

(a)	the implied present value of Magma’s forecasted unlevered free cash flows, based on the Magma projections, during the projected period from the fourth quarter of fiscal year 2012 through fiscal year 2016 (which implied present value was calculated by using a range of discount rates of 10.0% to 18.5%, based on an estimated weighted average cost of capital);

(b)	the implied present value of the terminal value of Magma, calculated by multiplying the estimated non-GAAP net operating profit after taxes (assuming an effective tax rate of 30%, which tax rate excludes the effect of Magma’s estimated tax attributes, as such tax attributes were separately valued as set forth below in item (~~c~~d)) in fiscal year 2017, based on the Magma projections, by a range of multiples of enterprise value to next-twelve months estimated non-GAAP net operating profit after taxes of 10.0x to 15.0x and discounted to present value using the same range of discount rates used in item (a); ~~and~~

(c)	a net cash estimate of $36 million, which was provided by Magma’s management for the period ended October 30, 2011 and was adjusted for $7 million of cash that Magma’s management, as of November 2011, estimated would be generated during the third quarter of fiscal year 2012 and which excluded in-the-money convertible senior notes due 2014; and

(d)	the implied present value of Magma’s tax attributes, based on the Magma projections discounted to present value using the same range of discount rates used in item (a), which implied a range of values of approximately $42.8 million to $50.1 million. ~~, discounted to present value using the same range of discount rates used in item (a).~~

~~•~~ 	~~subtracting Magma’s debt (excluding in-the-money convertible senior notes due 2014), net of cash, in each case, estimated as of January 31, 2012, from the amount calculated in the immediately preceding bullet;~~

•	applying a dilution factor of 12% to reflect the dilution to current stockholders due to the effect of future equity compensation grants projected by Magma’s management; and

•

dividing the resulting amount by the number of shares of Magma’s common stock outstanding, adjusted for restricted stock and stock options outstanding and shares issuable upon conversion of in-the-money convertible senior notes due 2014 (excluding shares issuable pursuant to the associated make-whole premium), as provided by our management on November 30, 2011, using the treasury stock method.

PROPOSAL NO. 1 — ADOPTION OF THE MERGER AGREEMENT — Opinion of our Financial Advisor, Qatalyst Partners LP — Selected Companies Analysis (page 42 of the proxy statement)

The second (2nd) full paragraph under the heading “Selected Companies Analysis” is revised as follows:

Based upon research analyst consensus estimates for calendar year 2012, and using the closing prices as of November 29, 2011 for shares of the selected companies, Qatalyst Partners calculated, among other things, the implied fully diluted enterprise value divided by the estimated consensus revenue for calendar year 2012, which we refer to as the CY12E Revenue Multiple. The median CY12E Revenue Multiples among the selected companies analyzed was 1.8x, with Synopsys, Inc., Cadence Design Systems, Inc. and Mentor Graphics, Inc. having CY12E Revenue Multiples of 1.8x, 2.3x, and 1.4x, respectively. ~~and~~ The CY12E Revenue Multiple for Magma based on the analyst projections was 2.1x.

The fourth (4th) full paragraph under the heading “Selected Companies Analysis” is revised as follows:

Based upon research analyst consensus estimates for calendar year 2012 and using the closing prices as of November 29, 2011 for shares of the selected companies, Qatalyst Partners calculated the closing stock price divided by the estimated consensus earnings per share for calendar year 2012, which we refer to as the CY12E P/E Multiples, for each of the selected companies. The median CY12E P/E Multiples among the selected companies analyzed was 13.5x, with Synopsys, Inc., Cadence Design Systems, Inc. and Mentor Graphics, Inc. having CY12E P/E Multiples of 13.5x, 16.1x and 9.9x, respectively. ~~and~~ The CY12E P/E Multiple for Magma based on the analyst projections was 10.7x.

PROPOSAL NO. 1 — ADOPTION OF THE MERGER AGREEMENT — Opinion of our Financial Advisor, Qatalyst Partners LP — Selected Transactions Analysis (page 43 of the proxy statement)

The table under the heading “Selected Transactions Analysis” is revised as follows:

Target	Acquiror	Announcement Date	EV /NTM Revenue Multiples(1)
Apache Design Solutions, Inc.	ANSYS, Inc.	6/30/2011	—
Virage Logic Corporation	Synopsys, Inc.	6/10/2010	2.7x
Denali Software, Inc.	Cadence Design Systems, Inc.	5/13/2010	—
Wind River Systems Inc.	Intel Corporation	6/4/2009	2.1x
MoldFlow Corporation	Autodesk, Inc.	5/1/2008	3.2x
Ansoft Corporation	ANSYS, Inc.	3/31/2008	7.4x
Synplicity, Inc.	Synopsys, Inc.	3/20/2008	2.3x
CoCreate Software GmbH	Parametric Technology Corporation	10/31/2007	—
UGS Corp.	Siemens AG	1/24/2007	—
MatrixOne, Inc.	Dassault Systemes S.A.	3/2/2006	2.2x
Fluent, Inc.	ANSYS, Inc.	2/16/2006	—
Verisity, Ltd.	Cadence Design Systems, Inc.	1/12/2005	3.6x
Nassda Corp.	Synopsys, Inc.	12/1/2004	2.5x
Artisan Components, Inc.	ARM Holdings plc	8/23/2004	—
Numerical Technologies, Inc.	Synopsys, Inc.	1/13/2003	3.7x
Simplex Solutions, Inc.	Cadence Design Systems, Inc.	4/24/2002	5.2x
Innoveda Inc.	Mentor Graphics Corporation	4/24/2002	1.8x

(1)

EV/NTM Revenue Multiples is determined by dividing the enterprise value of the target company by the expected revenue of the target company for the next twelve months following the announcement date. Enterprise values and estimated revenues are included only for target companies that were publicly traded as of the announcement date and such information was obtained from publicly available sources.

PROPOSAL NO. 1 — ADOPTION OF THE MERGER AGREEMENT — Interests of Executive Officers and Directors in the Merger — Employment and Severance Agreements (page 46 of the proxy statement)

The first (1st) paragraph under the heading “Employment and Severance Agreements” is revised as follows:

Magma previously entered into Employment and Severance Agreements, which we refer to as Employment and Severance Agreements, with each of Rajeev Madhavan, Roy E. Jewell and Peter Teshima, who we collectively refer to as our named executive officers. Magma entered into the Employment and Severance Agreement with Mr. Madhavan on January 12, 2009 and with Mr. Jewell on January 8, 2009. Pursuant to these agreements, if the applicable named executive officer’s employment with Magma terminates as a result of an “involuntary termination” at any time within the period beginning three months prior to and ending twelve months after a “change of control” (as such terms are defined in the Employment and Severance Agreements), then the named executive officer will be entitled to the following severance benefits:

The subsequent bullet points are not revised.

PROPOSAL NO. 1 — ADOPTION OF THE MERGER AGREEMENT — Interests of Executive Officers and Directors in the Merger — New Management Arrangements (page 47 of the proxy statement)

The text under the heading “New Management Arrangements” is revised as follows:

Prior to the closing of the merger, some or all of our executive officers may discuss or enter into agreements, arrangements or understandings with Synopsys or Merger Sub regarding their continued employment with the surviving corporation, or the right to purchase or participate in the equity of Synopsys.

As of the date of this supplement ~~proxy statement~~, neither Magma nor Synopsys has entered into any employment agreements with Magma’s named executive officers in connection with the merger, and Magma has not amended any existing employment agreements with the named executive officers in connection with the merger. In addition, ~~while it is expected that~~ certain of the named executive officers and other key employees may receive incentive awards relating to Synopsys stock following the merger in addition to any stock option or RSU converted pursuant to the terms of the merger.~~,~~ As of the date of this supplement, none of these individuals has reached any agreement with Magma or Synopsys as to the amount, terms or conditions of any such equity interests.

PROPOSAL NO. 1 — ADOPTION OF THE MERGER AGREEMENT — The Merger Agreement — Directors and Officers Following the Merger (page 59 of the proxy statement)

The text under the heading “Directors and Officers Following the Merger” is revised as follows:

The merger agreement provides that, at the effective time of the merger, the officers and directors of Merger Sub immediately prior to the effective time of the merger will become the officers and directors of the surviving corporation. All officers and directors of the surviving corporation will hold their positions until their successors are duly elected or appointed and qualified or their earlier resignation or removal. Prior to the effective time of the merger, we will use our commercially reasonable efforts to obtain the resignation of each of our officers and directors. Prior to the closing, some or all of our executive officers may discuss or enter into agreements, arrangements or understandings with Synopsys regarding their continued employment with the surviving corporation, or the right to purchase or participate in the equity of Synopsys. However, as of the date of this supplement ~~proxy statement~~, we are not aware of the existence of any such discussions, agreements, arrangements or understandings.

PROPOSAL NO. 1 — ADOPTION OF THE MERGER AGREEMENT — The Merger Agreement — Exceptions to the Limitations with Respect to Acquisition Proposals (page 70 of the proxy statement)

The text under the heading “Exceptions to the Limitations with Respect to Acquisition Proposals” is revised as follows:

Prior to the adoption of the merger agreement by our stockholders, we may enter into discussions or negotiations with respect to an unsolicited, bona fide, written acquisition proposal that is submitted to us, and furnish non-public information regarding Magma to the party making such acquisition proposal, if, and only if, we satisfy all of the following conditions:

•

the submission of such written acquisition proposal did not result from a breach of our restrictions on solicitation activities or our obligations relating to a change in the recommendation of our board of directors that are contained in the merger agreement;

•

our board of directors determines in good faith (after consulting with, receiving advice from and considering the advice of an independent financial advisor of nationally recognized reputation and Magma’s outside legal counsel) that such proposal constitutes or would reasonably be likely to result in a “superior offer”;

•

our board of directors determines in good faith (after consulting with, receiving advice from and considering the advice of Magma’s outside legal counsel) that the failure to take such action would result in a breach of its fiduciary obligations to our stockholders under applicable Delaware law;

•

Synopsys has acknowledged that we may satisfy this requirement if our board of directors determines in good faith (after consulting with, receiving advice from and considering the advice of Magma’s outside legal counsel) that the failure to take such action would reasonably be likely to result in a breach of its fiduciary obligations to the Company’s stockholders under applicable Delaware law.

•

at least 24 hours prior to furnishing any non-public information to, or entering into discussions or negotiations with, the party making the acquisition proposal, we (a) give Synopsys written notice of the identity of such party and of our intention to furnish non-public information to, or enter into discussions or negotiations with, such party, and (b) receive from such party, and deliver to Synopsys a copy of, an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such party by or on behalf of Magma and other provisions no less favorable to us than the provisions of the confidentiality agreement between us and Synopsys as in effect immediately prior to the execution of the merger agreement (except that such confidentiality agreement need not contain the “standstill” provision set forth in the confidentiality agreement we have with Synopsys); and

•	we contemporaneously provide Synopsys with any non-public information provided to the person making such acquisition proposal (to the extent not previously provided to Synopsys).

Forward Looking Statements

This supplement contains forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of Magma, the expected litigation settlement and other information relating to the merger. There are forward-looking statements throughout this supplement, including, among others, under the headings or subheadings of “Litigation Relating to the Merger,” “Summary Term Sheet — Interests of Executive Officers and Directors in the Merger (Page 45),” “Proposal No. 1 — Adoption of the Merger Agreement — Projected Financial Information,” “Proposal No. 1 — Adoption of the Merger Agreement — Opinion of Our Financial Advisor, Qatalyst Partners LP” and “Proposal No. 1 — Adoption of the Merger Agreement — Interests of Executive Officers and Directors in the Merger,” and in statements containing words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “goal,” “anticipate,” “outlook,” “guidance,” “think,” “foreseeable future,” “will” and similar terms and phrases. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The underlying expected actions or our results of operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this supplement or elsewhere as a result of new information, future events or otherwise, except as required by law.

In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement and the possibility that we could be required to pay a $18 million fee or $27.5 million fee, as the case may be, in connection with therewith;

•	risks that the regulatory approvals required to complete the merger will not be obtained in a timely manner, if at all;

•	the inability to complete the merger due to the failure to obtain stockholder approval or failure to satisfy any other conditions to the completion of the merger;

•	business uncertainty and contractual restrictions during the pendency of the merger;

•	adverse outcomes of pending or future litigation or governmental investigations;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the merger on our business and customer relationships, operating results and business generally, including our ability to retain key employees;

•	risks that the proposed transaction disrupts current plans and operations;

•	the possible adverse effect on our business and the price of our common stock if the merger is not completed in a timely fashion or at all; and

•

other risks and uncertainties applicable to our business set forth in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended May 1, 2011 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended July 31, 2011 and October 30, 2011. See “Where You Can Find More Information” beginning on page 88 of the proxy statement.

Many of the factors that will determine our future results are beyond our ability to control or predict. We cannot guarantee any future results, levels of activity, performance or achievements. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent forward-looking statements that may be issued by us or persons acting on our behalf.

Additional Information and Where to Find It

In connection with the proposed merger, Magma has filed a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). The definitive proxy statement was mailed to the stockholders of record as of January 6, 2012, the record date for the determination of stockholders entitled to vote at the special meeting. Investors and stockholders of Magma are urged to read the definitive proxy statement and other relevant documents because they contain important information about the transaction. Copies of these documents may be obtained free of charge by making a request to Magma’s Investor Relations Department either in writing to Magma Design Automation, Inc., 1650 Technology Drive, San Jose, California 95110 or by telephone to (408) 565-7799. In addition, documents filed with the SEC by Magma may be obtained free of charge at the SEC’s website at www.sec.gov or by clicking on “SEC Filings” in the “Investors” section of Magma’s website at www.magma-da.com.

Magma, Synopsys and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Magma’s stockholders in connection with the proposed transaction. Information regarding Magma’s directors and executive officers is contained in Magma’s proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on August 29, 2011. This document is available free of charge in the manner described above. Information about Synopsys’ directors and executive officers is set forth in Synopsys’ proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on February 10, 2011, and its Annual Report on Form 10-K for the year ended October 31, 2011, which was filed with the SEC on December 16, 2011. These documents are available free of charge at the SEC’s web site at www.sec.gov, and from Synopsys by contacting Investor Relations by mail at Synopsys, Inc., 700 East Middlefield Road, Mountain View, CA 94043, Attn: Investor Relations Department, or by going to Synopsys’ Investor Relations page on its corporate web site at www.synopsys.com. Additional information regarding the interests of Magma’s directors and executive officers who may be deemed to be participants in the solicitation of proxies in connection with the transaction, including their respective interest in the transaction by security holdings or otherwise, is set forth in the definitive proxy statement that Magma has filed with the SEC in connection with the special meeting of stockholders to be held on February 16, 2012.